FILED PURSUANT TO RULE 433

File No. 333-192302

CITIGROUP INC.

$1,000,000,000

5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Issuer:	Citigroup Inc.
Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)
Ranking:	Senior
Trade Date:	March 22, 2016
Settlement Date:	March 30, 2016 (T+5 days)
Maturity:	March 30, 2021
Par Amount:	$1,000,000,000
Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01
Coupon:	3 month LIBOR + 138 bps
Public Offering Price:	100.000%
Purchase Price:	99.700%
Net Proceeds to Citigroup:	$997,000,000 (before expenses)
Interest Payment Dates:	Quarterly on the 30th of each March, June, September and December until maturity, with adjustment for period end dates on a modified following New York business day convention
First Interest Payment Date:	June 30, 2016
Day Count:	Actual / 360
Interest Determination Date:	Two London Business Days prior to the first day of the related interest period
Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply
Redemption at Issuer Option:	Only for tax purposes
Redemption for Tax Purposes:

Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part

Sinking Fund:	Not applicable
Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange
Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof
CUSIP:	172967KL4
ISIN:	US172967KL43

Sole Book Manager:	Citigroup Global Markets Inc.
Senior Co-Managers:

Credit Suisse Securities (USA) LLC

Danske Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

CITIGROUP INC.

$1,000,000,000

5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

Blaylock Beal Van, LLC

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

CAVU Securities, LLC

Fifth Third Securities, Inc.

Great Pacific Securities

ING Financial Markets LLC

Loop Capital Markets LLC

Macquarie Capital (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Nomura Securities International, Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

UBS Securities LLC

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.